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                             PROSPECTUS SUPPLEMENT
                              TO PROSPECTUS DATED
                               FEBRUARY 22, 1994

    This Supplement updates certain aspects of the accompanying Prospectus, dated February 22, 1994, with respect to the Laclede Gas Company Dividend Reinvestment and Stock Purchase Plan ("Plan") as follows:

    1. CHANGE OF TRANSFER AGENT, REGISTRAR, DIVIDEND DISBURSING AND PLAN AGENT. Effective August 1, 1997, the Company appointed ChaseMellon Shareholder Services, L.L.C. ("CMSS") to be the successor to Boatmen's Trust Company ("Boatmen's") as (i) the registrar, transfer agent and dividend disbursing agent for the Company's Common Stock and Preferred Stock; and (ii) the Agent for the Plan. Thus, effective August 1, 1997, all references in the attached Prospectus to Boatmen's shall be deemed to refer to CMSS. The address and phone number of CMSS to which Company Shareholders should address their questions and correspondence regarding (i) stock transfers and dividends are:

          CMSS - Recordkeeping
          P. O. Box 3315
          South Hackensack, NJ 07606-1915
          1-888-213-0966

and (ii) the Plan are:

          CMSS - Shareholder Investment Services
          P. O. Box 750
          Pittsburgh, PA 15230
          1-888-213-0966

    2. ADOPTION OF 1996 RIGHTS AGREEMENT. The Rights Agreement discussed on pages 15-17 of the attached Prospectus (the "1986 Rights Agreement") expired on May 1, 1996. As indicated in a Form 8-K filed with the Securities and Exchange Commission on April 3, 1996, which is incorporated by reference into the attached Prospectus, the Company's Board of Directors on March 14, 1996 approved a new Rights Agreement (the "1996 Rights Agreement") to replace the 1986 Rights Agreement. On April 3, 1996 the Company filed a copy of the 1996 Rights Agreement as an exhibit to a Registration Statement on Form 8-A. The 1996 Rights Agreement effected certain changes in the terms of the Common Stock Purchase Rights which attach to shares of Common Stock. A copy of the 1996 Rights Agreement is available to Shareholders free of charge from the Company (by contacting: Corporate Secretary, Laclede Gas Company, 720 Olive Street, Room 1522, St. Louis, Missouri 63101; 314-342-0508). Further, effective August 1, 1997, CMSS is the successor Rights Agent to Boatmen's under the 1996 Rights Agreement.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 25, 1997.